SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 30, 2008
GRAYMARK HEALTHCARE, INC.
(Exact name of registrant as specified in its charter)

Oklahoma	001-34171	20-0180812
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

210 Park Avenue, Suite 1350
Oklahoma City, Oklahoma	73102
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (405) 601-5300
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14a-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On December 30, 2008, the Compensation Committee and Board of Directors of Graymark Healthcare, Inc., approved and authorized the payment of compensation bonuses to its Chief Executive Officer, Stanton Nelson, President and Chief Operating Officer, Joseph Harroz, Jr., and Chief Financial Officer, Rick D. Simpson. The bonus compensation was paid on January 7, 2009 to each of Messrs. Nelson, Harroz and Simpson in the amount of $326,480, $163,240 and $48,970, respectively, for a total of $538,690. The bonus paid to each of Messrs. Harroz and Simpson was in addition to the compensation paid pursuant to the terms of his employment agreement. Prior to the approval and authorization of his bonus, during 2008 Mr. Nelson had served as Chief Executive Officer without a salary.
     Furthermore, on January 8, 2009, the Compensation Committee and Board of Directors of Graymark Healthcare, Inc. approved and authorized the awarding of 300,000 common stock shares of restricted stock to Joseph Harroz, Jr. and 90,000 common stock shares of restricted stock to Rick D. Simpson in accordance with the Graymark Healthcare, Inc. 2008 Long-Term Incentive Plan. The restricted stock shares vest in three installments of 25% on July 23, 2010, 50% on July 23, 2011 and 25% on July 23, 2012 in the event Mr. Harroz or Mr. Simpson is employed by Graymark Healthcare, Inc. on those dates.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRAYMARK HEALTHCARE, INC. (Registrant)
By:	/S/STANTON NELSON
Stanton Nelson, Chief Executive Officer

Date: January 21, 2009